Exhibit 10.75

CONTRACT MANUFACTURING AGREEMENT

This Contract Manufacturing Agreement (this “Agreement”) is made and entered into as of Mar 21, 2024 (the “Effective Date”), by and between Afritex Ventures, Inc., a Texas corporation, having its principal place of business at 5345 Towne Square Drive, Suite 140, Plano, TX 75024 with Blue Star foods Corp with any of its subsidiaries, having a principal business at 3000 NW 109 Ave, Miami FL, 33172 as (the “Supplier” or “Afritex”) and Eagle Rising Food Solutions LLC, a Florida corporation, having it principle place of business at 250 Rio Drive, Orlando FL 32810 (the “Buyer” or “Eagle”) (Buyer and Supplier referred to collectively as “Parties” and individually as a “Party”).

WHEREAS, Supplier is a commercial manufacturer of food Products (as defined herein, below);

WHEREAS, Buyer is a national seafood distributor that desires to purchase such food Products from Supplier for sale to the Buyer’s customers; and,

WHEREAS, Buyer and Supplier desire to establish terms and conditions that will govern Supplier’s provision of such food Products and related services to Buyer.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Supplier hereby agree as follows:

I. DEFINITIONS

Except as otherwise provided herein, the following terms shall have the respective meanings when used in this Agreement and in the Addendums:

“Supplier Intellectual Property” means any and all intellectual property rights owned by the Buyer, including but not limited to, ideas, know-how, production forecasts and methodologies, manufacturing and sales techniques, financial statements and data, recipes and formulas, sources of supply, advertising, actual and prospective customers, pricing, costing, accounting procedures. Patents, trade secrets, trademarks, rights in trade dress, copyrights and the Buyer Marks.

“Buyer Marks” means the Buyer’s names, logos, service marks and trademarks, whether or not used by the Supplier for the production of Products.

“Case” means the number of Units as described in the Addendum for each Product.

“Confidential Information” means any confidential and proprietary information of Buyer or Supplier, including, but not limited to, product intelligence and specifications, recipes, processes, pricing information, marketing plans, business plans, strategies, forecasts, budgets, distributor and purveyor identities and characteristics, customer lists, trade secrets and any other information or procedures, in whatever form and whether or not marked as confidential or proprietary, that are treated as or designated secret or confidential by Buyer or Supplier, as the case may be.

“Customer” means any entity purchasing, whether wholesale or retail, Buyer’s Products.

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“Laws” means all applicable laws, orders, regulations, ordinances, standards, decrees and directives of state of Florida jurisdiction, in the the United States of America

“Minimum Order” means the minimum number of Cases per production run as described in the Addendum for each Product.

“Packaging” means primary and secondary wholesale and retail packaging of the Products, including labeling.

“Product Scope” means all Products produced by Supplier for Buyer in accordance with this Agreement, the Specifications, and the applicable POs.

“Products” means the food supplies produced by Supplier in accordance with the Specifications, as determined by the Store Keeping Unit (“SKU”) and/or the Unique Product Code (“UPC”). All Products are described in the Addendums to this Agreement.

“PO” means a purchase order in a form reasonably agreed upon by the Parties, which shall be an agreement used by Buyer to order Products from Supplier under the terms of this Agreement. A PO might include one or more SKUs or UPCs.

“Substantially Similar” shall mean lacking a discernible difference from a sensory perspective, including, but not limited to, size, shape, taste, texture, color or packaging characteristics.

“Supplier Intellectual Property” means any and all intellectual property rights owned by the Supplier, including but not limited to, all patents, trade secrets (including proprietary process and equipment uses), trademarks, rights in trade dress and copyrights.

“Specifications” means formulations and recipes approved by the Buyer including instructions for labeling and Packaging as decribed in the Addendum for each Product.

“Unit” means an individual portion of a single Product, identified through an SKU or UPC.

II. PROVISION OF PRODUCTS

II.1. Scope of Services. Supplier shall manufacture the Products and provide related consulting services to Buyer only upon issuance of a Buyer written request or PO. Supplier may, from time to time, provide other applicable services upon mutual agreement in writing of both Parties. The Supplier, at the direction of the Buyer and in accordance with the Specifications, will provide the raw ingredients, Packaging, and other materials required for the Products. Supplier Responsibilities.

(a) Supplier shall produce Products for Buyer, and package, seal and date such Products, all in accordance with the Specifications and Product Scope. Any modification by Supplier from the Specifications and Product Scope requires Buyer’s prior written consent (which may be electronic).

(b) Supplier shall be responsible for all aspects of production of the Products, including, but not limited to, i) ordering raw ingredients, Packaging, or other materials according to mutually agreed upon forecast ~~at the direction of the Buyer~~ and/or requesting needed raw ingredients, Packaging, or other materials from its current sources in sufficient quantity to fulfill POs, ii) preparing the Products in accordance with the Specifications, and, iii) quality control of the Products in preparation for pickup and/or delivery to Buyer’s Customers. Supplier shall be responsible for the integrity of the Products such that no Product shall contain foreign objects or ingredients that are not part of the Specifications. Any material lapse in quality control must be corrected as soon as practicably possible and at the sole cost and expense of the Supplier. Nothwithstanding the foregoing, the Parties will mutually agree in writing when Buyer is repsonsbile for providing Supplier with raw materials, Packaging, or other materials. Any variation to the agreed upon foirmulations requested by the buyer for the Supplie to alter, will be for the buyers account.

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(c) Supplier shall have all raw ingredients, including proteins that may be potentiall supplier by the Buyer, Packaging, and other material needed to produce the Products on site within an appropriate time period that does not adversely affect production of the Products.

(d) Supplier will store all ingredients and necessary materials used to produce the Products at no cost to Buyer for the 1st 30 days for material and 10 days for finished goods

II.2. Buyer Responsibilities.

(a) Buyer shall provide the Specifications as part of this Agreement, including the design of all Packaging. It is noted that the Supplier has completed the design of all artwork on behalf of the buyer. This artwork remains the IP of the Supplier save for the placement and use of the Eagle Rising TradeMark.

(b) Buyer is responsible for the cost of any trials reasonably necessary to test the manufacturing of the Products. Supplier shall inform the Buyer of the need for such trials prior to conducting them, and the Parties will work in good faith to develop a mutually agreeable testing schedule and protocol. The Supplier will make available all reasonable requests for samples aswell as providing the expertise of the Supplier’s Director of Culinary development.

(c) Buyer is responsible for payment of all freight and arranging all logistics for the delivery of all Finished Goods and for the pickup of all Products in accordance with this Agreement.

(d) Buyer is also responsible for ensuring prompt pickup of finished products within five (7) calendar days of when Products are ready for shipment.

(e) Buyer will on a monthly basis, provide Supplier with a non-binding rolling [thirteen (12) week] forecast of orders for Customer Products.

(f) Buyer agrees that (i) the required minimum lead time for each PO shall be fourteen (14) days (“Minimum Lead Time from PO receipt by Supplier to ship date”) if all packaging and components are available to the Supplier, and (ii) the Minimum Order of each SKU or UPC ordered in any PO will be as outlined in the ~~Anndendum~~ Addendum for each Product. With respect to the Minimum Lead Time requirements, the applicable time period shall commence upon Supplier’s receipt of a PO which complies with all provisions of this Agreement.

(g) Within thirty (30) days upon the expiration or earlier termination of this Agreement, (i) Buyer will purchase from Seller any finished Products, as well as any unused specific or proprietary ingredients and other production materials from Supplier that were purchased by Supplier to produce the Products, such purchases by Supplier having been previously approved by Buyer per the Buyer’s Specifications; and (ii) Buyer and Supplier will work in good faith to utilize, sell or return any other ingredients and production materials.

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II.3. Inspection Rights. Buyer shall have the right, with reasonable, prior written notice (of not fewer than three (7) business days), to inspect the portions of Supplier’s facilities that are producing Buyer’s Products in order to ensure compliance with this Agreement. Such inspections will take place during normal business hours.

III. ORDERS, FEES AND PAYMENT

III.1. Orders.

(a) Buyer shall issue (and provide electronically to Supplier) a PO, including the information reasonably necessary to produce the Products if it was not previously provided, including, but not limited to: (i) Unit Case totals for each SKU or UPC; (ii) portion size for each Unit; (iii) packaging instructions; (iv) labeling instructions. Each PO issued shall be deemed incorporated into and governed by the terms of this Agreement. Where the terms of a PO conflict with the Agreement, the terms of the Agreement shall govern, except to the extent that the PO expressly states that the Agreement is to be overridden or modified.

(b) Supplier shall produce the Products in accordance with a Buyer issued PO.

(c) Supplier will provide confirmation of issued POs within two (2) business days. The confirmation will confirm and/or provide modifications to issued PO, including a ready-by date for the order that is consistent with the Minimum Lead Time.

(d) Upon the earlier of (i) Supplier’s confirmation of the PO in III.1.(c) above, or (ii) Buyer’s approval of any modifications to the PO in III.1.(d) above, the PO will become a binding agreement between the Parties.

(e) Each Party shall identify individuals authorized to act on its behalf for purposes of issuance of POs and Confirmations.

III.2. Customer Service. Buyer shall be responsible for all communication with its Customers, including customer service activities, and Supplier shall not communicate with any of Buyer’s Customers in any manner whatsoever unless requested to do so by Buyer, and agreed by Supplier. Buyer and Supplier will cooperate in good faith to address complaints from Customers to determine the underlying cause of the complaint and develop solutions.

III.3. Pricing/Fees. All pricing and applicable fees are described in the Addendum for each Product. Pricing may be reviewed on a regular basis at the initiation of either Party, such initiation to be made in good faith based on prevailing market conditions impacting the Parties, but price reviews or disagreements regarding these shall not be grounds for termination provided pricing remains competitive based on fair and reasonable raw material cost standards. Anything else in this Agreement notwithstanding, the Parties shall discuss in good faith any increase or decrease in the price of materials or ingredients and pass these along, effective immediately for future purchases, to Buyer, on a monthly basis.

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III.4. Materials. To the extent that Supplier is responsible for providing raw materials, Packaging or other materials for the Products, Supplier will purchase from sources discovered and approved by Supplier and will use its commercially reasonable efforts to ~~source,~~ negotiate, and purchase any necessary materials/ingredients at the most favorable price which meets Buyer’s Specifications. Notwithstanding, Supplier will have all raw materials on site within an appropriate time period that will not adversely affect production of the Products.

III.5. Payment Terms. All sales shall be F.O.B. Shipping Point, which will be [ ]. Supplier shall issue invoices to Buyer for each PO once the Products associated with such PO have left the loading dock. Buyer shall pay all invoices within 35 calendar days of receipt of invoice, free from any offset or deductions. Any portions of invoices unpaid within such time shall bear interest at the rate of one percent (1%) of the outstanding amount per month until payment is received.

IV. QUALITY ASSURANCE

IV.1. Applicable Specifications. Products will be manufactured to the Specifications developed as approved by Buyer from time-to-time. Buyer will be provided in advance and in writing any proposed changes in the Specifications, which changes shall be implemented only after the agreement of the Parties. The full, current Specifications, including a detailed description of all procedures required to be followed in the production of the Products, are attached hereto in the Addendum for each Product. Any change in the Specifications will be memorialized in a document signed by Buyer and Supplier.

IV.2. Standards; Inspection. All components of Products provided by Supplier will conform to Supplier’s warranty, and to quality standards and will be manufactured and stored in accordance with the best manufacturing practices in the food industry. So that Buyer may assure itself that Supplier is in compliance with the Specifications, Supplier’s warranties and the established quality standards, and with the other terms of this Agreement, Buyer will have the right, during normal business hours and upon reasonable notice to Supplier, to inspect, audit and test Products at the plant, and to inspect Supplier’s manufacturing, storage and shipping facilities and procedures for the same. Buyer’s auditors and inspectors will sign nondisclosure agreements with respect to information learned regarding Supplier’s production of products for other customers.

IV.3. Lot-Coding and Secondary Packaging Marking. Buyer will lot-code each production run of Products using the formalized tracking procedures contained in the Specifications and will mark on the outside of the secondary packaging for the Products a consumer-readable “best if used by” date to be eighteen (18) months from the production date.

IV.4. Records. Supplier will prepare, maintain and retain complete and accurate books and records relating to the ordering, receipt, storage and use of ingredients in the production of the Products, and the production, packaging, sampling, testing, storage and shipment of the Products, lot-coding records and production code accountability records, including, but not limited to, production sheets. Supplier will also prepare, maintain and retain any other records necessary to document compliance with this Agreement. All books and records prepared, maintained and retained by Supplier, other than costing or other financial information, will be provided to Buyer after the production of each batch and further, for two (2) years after the expiration or early termination of this Agreement (or such longer period as may be required by applicable law), upon reasonable advance written notice at any time during Supplier’s regular business hours, and without disruption to Supplier’s operations.

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IV.5. Hazard Plan. Supplier will: (a) implement and follow a hazard analysis and risk based preventive control plan (“Hazard Plan”) for the plant, as described under 21 U.S.C. § 350g and any FDA or USDA guidance, policy or implementing regulations which may be promulgated thereunder from time to time, (b) comply with such Hazard Plan in its production, packaging, storage and shipment of the Products, (c) update such Hazard Plan as it deems reasonably necessary or as may be required by applicable law, and (d) provide to Buyer copies of such Hazard Plan and all updates thereto upon request.

IV.6. Quality Assurance. Addendum A to this Agreement details the Quality Assurance protocol adhered to by Supplier. Supplier warrants that it shall use its commercially reasonable efforts in accordance with industry standards to produce all Products hereunder as high quality food products.

IV.7. Recalls. If either Party voluntarily elects to withdraw, discontinue, remove or recall any Product because such Product may be adulterated, misbranded or defective, harmful or misleading in any way, or if any government or regulatory agency requests or demands that either Party withdraw, discontinue, remove or recall any Product (a “Recall”), it will immediately notify the other Party by telephone and in writing. With respect to any Recall or potential Recall of a Product, each Party agrees to provide to the other Party: (a) prompt and timely communication regarding any condition or event that does or may result in a Recall, and (b) reasonable cooperation. To the extent practicable, Supplier agrees to give to Buyer notice of any Recall, to work with Buyer to coordinate such Recall and, consistent with Supplier’s responsibilities, to use commercially reasonable efforts to minimize the impact of such recall on Buyer and its customers. Regardless of which Party initiates the Recall, Buyer will have the right to manage Buyer’s customer relations and will have the sole right to distribute any press release or other communications with respect to the Recall to Buyer’s customers. Supplier will not unnecessarily contact Buyer’s customers. Supplier will bear the costs of any Recall that arises as the result of any breach of this Agreement, or other act, omission or default that occurs or fails to occur with respect to the Products to the extent such event caused or contributes to the Recall including improper storage of the Products or ingredients in Supplier’s care, custody or control and will indemnify Buyer from all out-of-pocket expense including but not limited to cost of the Recall, attorneys’ fees and associated costs; provided, however, that Supplier shall not be responsible or obligated to bear the cost of any Recall in the event such Recall is caused by any action or inaction of Buyer including, but not limited to, Buyer providing or having its representatives provide any defective item, food or ingredient. Buyer will bear the costs of any Recall that arises as the result of any breach of this Agreement, or other act, omission or default that occurs or fails to occur with respect to the Products and will indemnify Supplier from all out- of-pocket expense; provided, however, that Buyer shall not be responsible or obligated to bear the cost of any Recall in the event such Recall is caused by any action or inaction of Supplier including, but not limited to, Supplier providing any defective item, food or ingredient causing such Recall. Buyer will bear the out-of-pocket cost of any Recall that arises as the result of any act or omission of Buyer, or any third party engaged by Buyer to provide ingredients or perform services to distribute the Products, which adversely affects the Products. If the Recall is due to the acts or failure to act of the Buyer and Supplier, or any person, company or entity acting on their behalf, the expenses associated with the Recall shall be borne by and allocated to the Parties in proportion to the extent their actions or failure to act resulted in the Losses. The provisions of this Article will survive the expiration or early termination of this Agreement.

IV.8. Assistance. In the event of a Recall or Product withdrawal, the Parties will cooperate and coordinate in good faith to expeditiously respond to the investigation(s) and implement such notification, withdrawal or Recall as necessary. Without limiting the generality of the foregoing, Supplier will not contact any third parties or any of Buyer’s Customers or make any public statement regarding any investigation, notification, product withdrawal or Recall without the prior written consent of Buyer, unless it believes in good faith it has a legal obligation to do so.

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V. TERM AND TERMINATION

V.1. Term. The initial term (“Term”) of this Agreement shall be two (2) years from the full execution date (“Effective Date”) and shall automatically renew for successive one (1) year periods thereafter if not terminated in writing by either Party a minimum of sixty (60) days prior to end of the then current initial or renewal period.

V.2. Default and Termination. For the purposes of this Agreement, either of the Parties shall be deemed to be in default in the event of any failure, refusal, or neglect of the Party to perform a non-monetary obligation pursuant to the terms of this Agreement which is not cured within thirty (30) days; provided, however, that Supplier shall be deemed to be in default, with notice and 10 days to cure, and Buyer may terminate this Agreement, if Supplier: (a) is unable to produce Buyer’s products at either its current production facility or any other licensed facility under Supplier’s direction; (b) is enjoined (whether temporarily or permanently) from engaging in the food production services contemplated hereunder; (c) fails to remain in substantial compliance with state, federal or local licenses, laws, regulations, or ordinances concerning food production applicable to its services; (d) is unable to maintain insurance coverage as detailed in Section VIII; or (e) ceases engaging in the food production services contemplated hereunder in violation of this Agreement.

Either Party may have the right to immediately terminate this Agreement, without an obligation to provide notice to cure, in the event of (i) the other Party’s insolvency or inability to meet obligations as they become due or the receipt by the other Party of any notice or claim of nonpayment or other default from a supplier or vendor of products or packaging used by the other Party in the performance of this agreement, (ii) filing of voluntary or involuntary petition of bankruptcy by or against the other Party, (iii) institution of legal proceedings against the other Party by creditors or stock holders, or (iv) appointment of a receiver for the other Party by any court of competent jurisdiction. In the event of Supplier default, Buyer may seek whatever supply chain and/or manufacturing resource to produce the Products as it deems necessary to fulfill Customer Orders and maintain inventory level for its Customer base.

In the initial year of the agreement,

(1) Notice of Default. Either Party shall provide written notice (which may be electronic) to the other Party of a material violation of this Agreement that constitutes an uncured default of the Agreement. Upon receipt of any notice of violation, the other Party shall acknowledge receipt of same within two (2) business days. In the event of any such uncured default, the non-defaulting party, in addition to all other rights and remedies it may have at law or equity, shall have the right to terminate this Agreement in writing with thirty (30) days’ notice.

(2) Force Majeure. If the performance of this Agreement by any Party is prevented, restricted, interfered with or delayed, (either totally or in part) by reason of any cause beyond the reasonable control of the Party or Parties (such as acts of God, explosion, disease, weather, war, terrorism, insurrection, or riots), the Party so affected shall, upon giving written notice to the other Parties, be excused from such performance to the extent of such prevention, restriction, interference or delay, provided that the affected Party shall use its reasonable best efforts to avoid or remove such causes of non-performance and shall continue performance whenever such causes are removed.

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VI. CONFIDENTIALITY AND INTELLECTUAL PROPERTY

VI.1. Confidentiality. The Parties recognize that during the term of this Agreement and in the course of their dealings, they shall give, receive and exchange Confidential Information owned by the other Party. Therefore, the Parties agree to keep confidential and not disclose or use, except in connection with the fulfillment of their duties and responsibilities hereunder, any Confidential Information. The Parties agree not, at any time, to directly or indirectly, to print, copy or otherwise reproduce, in whole or in part, any Confidential Information for any such other purpose, without prior consent of the disclosing Party. Without limiting the generality of the foregoing, Buyer acknowledges that all information regarding Suppliers products, recipes, and formulations that is not in the public domain in any format shall be considered proprietary to Supplier and agrees to not disclose them to any outside party. All intellectual property, know-how, recipes, proprietary information on the production of Products shall remain strictly confidential and shall survive the expiration of this Agreement without limitation. The obligations of confidentiality set forth in this section will not apply to the extent that it can be established by the receiving Party that such Confidential Information: (a) was generally available to the public or otherwise part of the public domain at the time of disclosure; (b) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party; (c) was already known to the receiving Party, without confidentiality restrictions, at the time of disclosure, as shown by the receiving Party’s written records; (d) was disclosed to the receiving Party, without confidentiality restrictions, by a third party who had no obligation not to disclose such information to others; or (e) was developed independently by the receiving Party without any use of the Confidential Information, as shown by the receiving Party’s written records.

VI.2. Maintenance of Confidential Information. Supplier agrees to maintain the Confidential Information in strict confidence, and agrees not to use, or induce others to use, any Confidential Information for any purpose whatsoever other than performance of its obligations under this Agreement, nor, at any time, directly or indirectly, to print, copy or otherwise reproduce, in whole or in part, any Confidential Information for any such other purpose, without prior consent of Buyer.

VI.3. Product Markings.

(a) Buyer hereby grants to Supplier a non-exclusive, non-transferable, worldwide, royalty-free, fully paid up license during the Term to use Buyer Marks solely for purposes of labeling the Products and for no other purpose. Supplier acknowledges and agrees that Buyer will be advertising, marketing and selling the Products under Buyer’s Marks. Any and all goodwill arising from the use of any Buyer’s Marks will inure solely to the benefit of Buyer.

(b) Neither Supplier nor any of its affiliates will assert any claim to any Buyer’s Marks (or any confusingly similar mark) or such goodwill either during or after the Term or attempt to register any such mark. Without limiting the generality of the foregoing, Supplier shall not use any service marks or trademarks of Buyer, or any word, title, expression, trademark, design or marking that is confusingly similar thereto, as part of its corporate or business name or in any other manner whatsoever and shall not register any trade mark or trade name (including any Buyer name) which is identical to or confusingly similar to or incorporates the service marks or trademarks of Buyer or any of its affiliates.

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(c) Buyer represents and warrants that any logos, marks or names, including the Buyer’s Marks, that it provides to Supplier will not infringe or violate any trademark, copyright or other proprietary right of any person not a party to this Agreement.

VI.4. Buyer Intellectual Property. The Parties agree that as between them, Buyer has and retains sole and exclusive ownership of all right, title and interest in and to all Buyer Intellectual Property including recipes and products developed by or at the direction of, or from specifications provided by, Buyer. For the avoidance of doubt, any product not previously produced by Supplier, but produced hereunder at the request or direction of Buyer shall be the sole and exclusive property of Buyer.

VI.5. Supplier Intellectual Property. The Parties agree that as between them, Supplier has and retains sole and exclusive ownership of all right, title and interest in and to all Supplier Intellectual Property.

VII. REPRESENTATIONS, WARRANTIES & COVENANTS

VII.1. Organization, Good Standing, and Qualification. Each Party is an entity duly organized and validly existing under the laws of its jurisdiction of organization and has all requisite power and authority to carry on its business as now and as proposed to be conducted.

VII.2. Services. Supplier further represents and warrants that: (a) qualified personnel shall perform any services provided under this Agreement in a professional and workmanlike manner, in accordance with industry standards; (b) in the performance of its obligations under this Agreement, Supplier will comply with all laws applicable to these services; (c) Supplier has all permits, licenses, authorizations, registrations, certifications of the applicable governmental entity required for the conduct of its business as currently conducted and applicable to its then current production facility (collectively, the “Regulatory Permits”) and necessary to manufacture and/or supply the Products and services as required by this Agreement, and that all such Regulatory Permits are in full force and effect; and (d) it will remain in substantial compliance with all Regulatory Permits.

VII.3. General Compliance with Law. Supplier shall comply and shall cause its subcontractors to comply with all applicable Laws including, but not limited to, those affecting or limiting production, manufacturing, packaging, storage, labeling, distribution and delivery of all food supplies and Products. Without limiting the generality of the foregoing, Buyer and its subcontractors will ensure compliance with the regulations of the Occupational Safety and Health Administration, if applicable, and all health, sanitary, occupational, fair labor, safety and environmental laws, orders, regulations, standards and ordinances applicable to its then current production facilities during the Term, including but not limited to the Federal Food, Drug and Cosmetic Act. Notwithstanding any provision in this Agreement to the contrary, “applicable Laws” shall mean only those laws, orders, regulations, ordinances, standards, decrees and directives of the jurisdictions in which Supplier is conducting its business and any applicable federal laws.

VII.4. Fair Labor Standards Certificate. Supplier hereby certifies that all goods furnished hereunder shall have been produced in compliance with all applicable requirements of Sections 6, 7 and 12 of the Fair Labor Standards Act of 1938, as amended, and of regulations and orders of the Administrator of the Wage and Hour Division issued under Section 14 thereof, and in accordance with all applicable state and federal laws and regulations governing general conditions for labor employed in the production of such goods.

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VII.5. Non-Solicitation of Supplier Employees. Buyer understands and acknowledges that Supplier has expended and continues to expend significant time and expense in developing its employees, and that because of Buyer’s experience with and relationship to Supplier, it will have access to certain Supplier employees. Buyer understands and acknowledges that loss of any Supplier employees will cause significant and irreparable harm to Supplier. Buyer agrees and covenants that, during the three (3) years beginning on the last day of the Term of this Agreement, it will not directly or indirectly solicit, contact (including but not limited to e-mail, regular mail, express mail, telephone and instant message), attempt to contact or meet with any Supplier employee or aid others in doing so, for the purpose of hiring them away from Supplier.

VII.6. Non-Solicitation of Buyer Employees. Supplier understands and acknowledges that Buyer has expended and continues to expend significant time and expense in developing its employees, and that because of Supplier’s experience with and relationship to Buyer, it will have access to certain Buyer employees. Supplier understands and acknowledges that loss of any Buyer employees will cause significant and irreparable harm to Buyer. Supplier agrees and covenants that, during the three (3) years beginning on the last day of the Term of this Agreement, it will not directly or indirectly solicit, contact (including but not limited to e-mail, regular mail, express mail, telephone and instant message), attempt to contact or meet with any Buyer employee or aid others in doing so, for the purpose of hiring them away from Buyer.

Non-Circumvention. The Parties acknowledge that the other Party has expended and continues to expend significant time and expense in developing its relationships with purchasers of the Products (hereinafter “Business Partners”) and that because of the Parties’ relationship with each other, it will have access to certain Business Partners of the other Party. Each Party understands and acknowledges that the circumvention of existing relationships with Business Partners will cause significant and irreparable harm to that Party. Buyer shall not use Seller’s trade secrets (including, without limitation, intellectual property, know-how, recipes, and proprietary information related to the Products) in any manner other than manufacturing Products for Buyer or as expressly approved by Seller. Notwithstanding the time limitations contained in this section, the Supplier shall not use any of the Buyer’s intellectual property, know-how, proprietary information on the production of Substantially Similar Products to compete with the Buyer at any time as limited to the list of disclosed cutomers in attached appendix. Nothing herein shall be construed as to prevent: (a) either Party from purchasing ingredients in the marketplace from any supplier; (b) Supplier from producing Products as a contract manufacturer that does not use any intellectual property, know how or trade secrets shared under this Agreement.

VII.7. Insurance. During the term of this Agreement, Supplier and Buyer shall each maintain adequate commercial general liability insurance policy, including product liability and business interruption coverage, with limits of no less than $2,000,000 per occurrence and with an aggregate limit of no less than $5,000,000 for damage, injury and/or death to persons, as well as a policy covering claims under any Worker’s Compensation and Occupational Disease Acts with statutory limits of at least $1,000,000 per accident and disease. Said insurance policy maintained by each Party shall name the other Party as an additional insured under said policy and provide for a waiver of subrogation rights against the other Party. Each Party shall provide the other Party with notice of any cancellation of its insurance policy within two (2) business days of becoming aware of a cancellation. Certificates of such insurance coverages shall be furnished to the other Party upon request.

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VIII. MISCELLANEOUS

VIII.1. Indemnification. Buyer will indemnify, defend and hold harmless Seller, its directors, officers, agents, insurers, employees, and its affiliated companies including Afritex Ventures Limited, a Mauritius company, any Procurement Partner, and their respective officers, managers, directors, members, agents and employees (collectively, “Buyer Parties”), from and against all actions, claims, demands, damages, liabilities and expenses (including but not limited to attorneys’ fees), to the extent that they arise out of or relate to any allegation that the Buyer’s trademarks infringe the proprietary rights of any third party and are not attributable to any breach of this Agreement by Seller. Supplier shall indemnify and defend Buyer Parties from all causes of action, suits, losses, liabilities, claims, demands, judgments, penalties, fines, proceedings, direct costs, expenses (including reasonable attorneys’ fees and costs), and damages whether foreseen or unforeseen at the present time and whether based upon law or equity, contract or tort, or whether judicial or administrative in nature, and whether based upon bodily injury, property damage or otherwise (collectively, “Losses”), arising in connection with claims asserted by third parties related to: (a) the breach or nonperformance by Supplier of any of its obligations, representations or warranties set forth in this Agreement; or (b) any act or omission of Supplier in fulfilling its obligations under this Agreement; except, in any instance, to the extent the Losses result from the breach or nonperformance by Buyer of any provision of this Agreement or from the act or omission of Buyer or the Buyer Parties. Seller shall indemnify and defend Buyer, and its and their respective officers, managers, directors, members, agents and employees (collectively, “Supplier Parties”), or any of them, from all causes of action, suits, losses, liabilities, claims, demands, judgments, penalties, fines, proceedings, direct costs, expenses (including reasonable attorneys’ fees and costs), and damages whether foreseen or unforeseen at the present time and whether based upon law or equity, contract or tort, or whether judicial or administrative in nature, and whether based upon bodily injury, property damage or otherwise (collectively, ‘‘Losses”), arising in connection with claims asserted by third parties related to: (i) the breach or nonperformance by Buyer any of its obligations, representations or warranties set forth in this Agreement; (ii) any claims made by Buyer’s agents, representatives, employees or independent contractors for acts, omissions and violations of law committed by the Buyer Parties; except, in any instance, to the extent the Losses result from the breach or nonperformance by Buyer of any provision of this Agreement or from the act or omission of Buyer. Additionally, the Parties will indemnify and defend the other Party, its directors, officers, agents, insurers, affiliates, parents and subsidiaries and employees from and against all actions, claims, demands, damages, liabilities and expenses (including but not limited to attorneys’ fees), to the extent that they are caused by the acts or omissions of the other Party. If the Losses are due to the negligence of the Buyer Parties and the Supplier Parties, or any person, company or entity acting on their behalf, the Losses shall be borne by and allocated to the Parties in proportion to the extent their actions or failure to act resulted in the Losses.

VIII.2. Notice. Any notices required or permitted under this Agreement shall be given to the appropriate Party at the physical, mailing, or email address specified below or at such other address as the Party shall specify in writing (which may be electronic). Such notice shall be deemed given upon personal delivery, one (1) business day after mailing if sent by express courier service, or three (3) days after mailing if sent by certified or registered mail, postage prepaid, and upon dispatch if sent electronically.

If to supplier:

Afritex Ventures Inc.

[   ]

Blue Star Foods Corp

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[   ]

If to Buyer:

[   ]

VIII.3. Governing Law; Jurisdiction. This Agreement will be governed by and construed in accordance with the laws of the State of Florida, excluding any conflicts of law provisions that would render the law of another jurisdiction applicable.

VIII.4. Relationship of Parties. Except as to transactions specifically contemplated by this Agreement, neither Party, nor any of its employees or agents, will be held out as being authorized to make any contracts, agreements or to represent the other Party unless such contracting party has written authorization from the other Party.

VIII.5. Entire Understanding; Amendment. This Agreement expresses the full and complete understanding of the Parties with respect to the subject matter hereof and supersedes all prior or contemporaneous proposals, agreements, representations and understandings, whether written or oral, with respect to the subject matter. This Agreement may not be amended or modified except in writing signed by each of the parties to the Agreement.

VIII.6. Entire Agreement; Waiver and Modification; Headings; Severability; Construction. This Agreement may not be waived, modified or amended unless mutually agreed upon in writing by both Parties. As used in this Agreement, the words “include” and “including,” and variations thereof, will be deemed to be followed by the words “without limitation.” The clause and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or any of its provisions. In the event any provision of this Agreement is found to be legally unenforceable, such unenforceability shall not prevent enforcement of any other provision of this Agreement. The Parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party will not be applied in the construction or interpretation of this Agreement. This agreement may be executed in two or more counterparts, each of which will be considered an original, but all of which together will constitute one and the same instrument. This Agreement (including the attached Addendums) constitutes the Parties’ final, exclusive and complete understanding and agreement with respect to the subject matter hereof and supersedes all prior and contemporaneous understandings and agreements relating to its subject matter. In the event of any conflict between this Agreement and any terms proposed by Supplier, this Agreement shall govern.

VIII.7. Disputes. In the event of a dispute relating to or arising out of this Agreement and upon written notice of such dispute by either Party, each Party agrees to designate a Corporate Officer to meet within thirty (30) days of such notice to use reasonable efforts to resolve such dispute. The foregoing will not be construed to prohibit or delay the exercise of any other rights or remedies afforded either party hereunder or at law.

VIII.8. Waiver of Jury Trial. AS A MATERIAL INDUCEMENT FOR THIS AGREEMENT,

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EACH PARTY IRREVOCABLY WAIVES ITS RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

VIII.9. Choice of Law. This Agreement shall be governed and construed in accordance with the laws of the State of Florida without regard to any conflicts of law principles.

VIII.10. Binding Arbitration. Any dispute, claim or controversy between the Parties and/or arising out of or relating in any way to this Agreement (including the breach, termination, enforcement, interpretation or validity of this Agreement or any other agreement), to any representations and statements made by any party including the determination of the scope or applicability of this agreement to arbitrate, or to any work performed by any party, its affiliates, successors, assigns, employees, clients, agents and/or representatives shall be determined by arbitration in Orlando, Florida. The arbitration shall be administered by JAMS (Judicial Arbitration and Mediation Services), pursuant to its Comprehensive Arbitration Rules and Procedures. Judgment on the Award may be entered in any court having jurisdiction and will be binding upon all parties. Within fifteen (15) calendar days after the commencement of arbitration, the Parties shall confer on the selection of an arbitrator. If the Parties are unable or fail to agree upon an arbitrator within the 15-day period, each Party shall select one person to act as arbitrator and the two so selected shall select a third arbitrator within an additional fifteen (15) calendar days. If the arbitrators selected by the Parties are unable or fail to agree upon the third arbitrator within the allotted time, the third arbitrator shall be appointed by JAMS in accordance with its rules. All arbitrators shall serve as neutral, independent and impartial arbitrator. The Parties acknowledge that this Agreement evidences a transaction involving interstate commerce. Notwithstanding the provision in the preceding paragraph with respect to applicable substantive law, any arbitration conducted pursuant to the terms of this Policy shall be governed by the Federal Arbitration Act (9 U.S.C., Secs. 1-16).

[Remainder of page intentionally left blank; signature page follows.]

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first set forth above.

“Supplier”:		“Buyer”:
AFRITEX VENTURES INC.		Eagle Rising

By:		By:
Title:	Chief Commercial Officer	Title:	CEO
Date:	4/4/2024	Date:	4/2/2024

BLUE STAR FOODS CORP.

By:
Title:	CEO
Date:	4/4/2024

ADDENDUM A: PRICING

ADDENDUM B: BUYERS LIST OF CUSTOMERS

ADDENDUM C: PRODUCT SPECIFICIATIONS

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ADDENDUM A - PRICING

$[   ] U.S. per unit, F.O.B. Supplier Warehouse

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ADDENDUM B - BUYERS LIST OF CUSTOMERS

U.S. Military – all branches

Additional channels forthcoming from Buyer

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ADDENDUM C

PRODUCT SPECIFICATIONS & DETAILS FOR ALL MEAL PRODUCTS

[Forthcoming]

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